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Exhibit 12(a)
                               Idaho Power Company
                       Consolidated Financial Information

                 Supplemental Ratio of Earnings to Fixed Charges


                                                   Twelve Months Ended December 31,
                                                        (Thousands of Dollars)
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                                     1990       1991       1992       1993       1994       1995
Computation of Ratio of Earnings to
 Fixed Charges:
   Consolidated net income         $ 69,241   $ 57,872   $ 59,990   $ 84,464   $ 74,930   $ 86,921

Income taxes:
  Income taxes (includes
   amounts charged to  other
   income and deductions)            26,418     24,321     24,601     38,057     35,307     49,497
   Investment tax credit
   adjustment                        (3,184)    (3,177)    (1,439)    (1,583)    (1,064)    (1,086)

      Total income taxes             23,234     21,144     23,162     36,474     34,243     48,412

Income before income taxes           92,475     79,016     83,152    120,938    109,173    135,333

Fixed Charges:
   Interest on long-term debt        50,119     54,370     53,408     53,706     51,173     51,146
  Amortization of debt discount,
     expense and premium - net          309        374        392        507        567        567
    Interest on short-term bank
     loans                            1,027        935        647        220      1,157      3,144
    Other interest                    2,259      3,297      1,011      2,023      1,537      1,598
    Interest portion of rentals         902        884        683      1,077        794        925

      Total fixed charges            54,616     59,860     56,141     57,533     55,228     57,381

   Suppl increment to fixed
    charges*                          1,969      1,599      2,487      2,631      2,622      2,611
   Total supplemental fixed charges  56,585     61,459     58,628     60,164     57,850     59,992

Supplemental earnings - as defined $149,060   $140,475   $141,780   $181,102   $167,023   $195,325

Supplemental ratio of earnings to fixed
   charges                            2.63X      2.29X      2.42X      3.01X      2.89X      3.26X
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* Explanation of increment:
  Interest on the guaranty of American Falls Reservoir District Bonds and Milner
Dam Inc.
  notes which are already included in operating expense.
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